Exhibit 5.1

BAKER DONELSON CENTER 211 COMMERCE S STREET SUITE 800 NASHVILLE, TENNESSEE 37201 PHONE: 615.726.5600 FAX: 615.744.5600

www.bakerdonelson.com

February 14, 2014

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Franklin Financial Network, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 2,765,481 shares (the “Shares”) of the Company’s common stock, no par value per share, to be exchanged for shares of common stock, preferred stock and warrants to purchase common stock of MidSouth Bank (“MidSouth”) in connection with the Agreement and Plan of Reorganization and Bank Merger between MidSouth, the Company, and Franklin Synergy Bank, a wholly-owned subsidiary of the Company, dated as of November 21, 2013. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the charter of the Company filed by the Company with the Tennessee Secretary of State, the bylaws of the Company, minutes of meetings of its board of directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed necessary for purposes of this opinion.

Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that the Shares that are being offered and sold by the Company pursuant to the Registration Statement, when issued by the Company as contemplated by the Registration Statement, will be legally issued, fully paid, and nonassessable.

We hereby consent to the reference to our firm in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. The consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws other than the Tennessee Business Corporation Act.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the Tennessee Business Corporation Act be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ BAKER, DONELSON, BEARMAN,

CALDWELL & BERKOWTIZ, PC

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